Exhibit 99.1

Nocera, Inc. Receives Nasdaq Notice Due to Delay in

Filing 2024 Annual Report

Taipei, Taiwan - (April 28, 2025) - Nocera, Inc., a Nevada corporation (NASDAQ: NCRA) (“Nocera” or the “Company”), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (“RASs”), today announced that it received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) dated April 24, 2025, notifying the Company that, because it has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), it is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”).

Under Nasdaq rules, Nocera has sixty (60) calendar days to submit a plan to regain compliance. If Nasdaq accepts the plan, it may grant the Company an extension of up to 180 calendar days from the original due date of the Form 10-K, or until October 13, 2025, to file the Form 10-K and regain compliance.

The notification has no immediate effect on the listing of the Company’s common stock, which will continue to trade on Nasdaq under the symbol “NCRA” during this period.

The Company is working diligently to complete the Form 10-K and intends to submit a compliance plan within the required timeframe. Nocera is committed to filing the Form 10-K as soon as practicable to maintain compliance with Nasdaq’s continued listing requirements.

About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculatory aquaculture systems (RASs) for both fresh and saltwater fish and invests in fish farms by building high-tech RAS facilities. The Company’s main business operations consist of the design, development, and production of large-scale RAS fish tank systems, along with expert consulting, technology transfer, and aquaculture project management services for new and existing aquaculture operators. For more information, please visit the Company’s website at https://www.nocera.company/.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this press release, including those regarding the Company’s plans to regain compliance with Nasdaq listing standards, the timing of the Company’s Form 10-K filing, and the Company’s future business prospects, are forward-looking statements. These statements are based on current expectations, assumptions, and projections and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include, without limitation, the risk that the Company may be unable to timely file its Form 10-K, or may be unable to regain compliance with Nasdaq’s continued listing standards. Additional risks and uncertainties are discussed in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise these forward-looking statements except as required by law.

Company Contact:

Hanover International, Inc.

Jh@hanoverintlinc.com